Exhibit 5.4

19 March 2007

Client/Matter No.: P00288/M104-1

NXP B.V.

High Tech Campus 60,

5656 AG

Eindhoven,

The Netherlands

RE: NXP B.V. – Offers to Exchange Senior Secured Notes

Ladies and Gentlemen:

We have acted as the special Taiwan counsel to NXP Semiconductors Taiwan Ltd. (previously known as Philips Electronic Building Elements Industries (Taiwan) Ltd.), a company incorporated in Taiwan, Republic of China (the “ROC”) (the “Taiwan Guarantor”), in connection with the proposed issuance by NXP B.V. and NXP Funding LLC of €1,000,000,000 principal amount Floating Rate Senior Secured Notes due 2013, $1,535,000,000 principal amount Floating Rate Senior Secured Notes due 2013, $1,026,000,000 principal amount 7 7/8% Senior Secured Notes due 2014, €525,000,000 principal amount 8 5/8% Senior Notes due 2015 and $1,250,000,000 principal amount 9 1/2% Senior Notes due 2015 (together, the “Exchange Notes”), in exchange for any and all outstanding unregistered euro-denominated Floating Rate Senior Secured Notes due 2013, dollar-denominated Floating Rate Senior Secured Notes due 2013, 7 7/8% Senior Secured Notes due 2014, euro-denominated 8 5/8% Senior Notes due 2015 and dollar-denominated 9 1/2% Senior Notes due 2015 (together, the “Outstanding Notes”) pursuant to the Senior Secured Indenture, dated as of October 12, 2006 among NXP B.V., NXP Funding LLC, the Guarantors (as defined therein), Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), Morgan Stanley Senior Funding, Inc., as global collateral agent, and Mizuho Corporate Bank, Ltd., as Taiwan collateral agent, and the Senior Unsecured Indenture, dated as of October 12, 2006, among NXP B.V., NXP Funding LLC, the Guarantors and the Trustee (together, the “Indentures”).

In rendering this opinion set forth herein, we have examined the originals or copies, photocopies, certified or otherwise identified to our satisfaction of the following documents:

1.                   A copy of the corporate registration card of the Taiwan Guarantor dated January 9, 2007;

2.                   A copy of the business license of the Taiwan Guarantor dated December 20, 2006;

3.                   A copy of the Articles of Incorporation of the Taiwan Guarantor as last amended on November 27, 2006;

4.                   A copy of the Taiwan Guarantor’s board meeting minutes dated September 27, 2006; and

5.                   The Indentures.

We have assumed, without independent investigation or verification of any kind, the genuineness of all signatures, stamps and seals, the conformity to the originals of all documents provided to us as certified or photostatic or faxed copies and the authenticity of all original documents which (or copies of which) have been submitted to us.

This opinion is given under and with respect to the present laws and regulations of the ROC only. No opinion is expressed as to the laws of any other jurisdiction.

Based on the foregoing, and subject to the qualifications set forth below, we are of the opinion that:

(i)                                     the Taiwan Guarantor has been duly organized and is validly existing as a company limited by shares under the ROC law; and

(ii)                                  the Taiwan Guarantor has duly authorized, executed and delivered the Indentures.

This opinion is given with respect to the laws and regulations of the ROC and the prevailing interpretations thereof as of the date hereof and does not purport to speculate as to future laws or regulations or as to future interpretations of current laws and regulations, and we undertake no obligation to supplement this opinion if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof or for any other reason.

This opinion is intended solely for the use of the addressee and the holders of the Exchange Notes. It may not be relied upon by any other person for any other purpose.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement on Form F-4 by NXP B.V., NXP Funding LLC and the Guarantors.

We are admitted to practice in Taiwan, ROC.

Best regards,

Sophia H. H. Yeh (Coordinator)	James Chen
Lee and Li, Attorneys-at-Law
7F, 201 Tun Hua N. Road
Taipei, Taiwan 10508, R. O. C.
Tel: 886-2-27153300 ext. 2245
Fax: 886-2-27133966
E-mail: sophiayeh@leeandli.com